                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant                    [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                        National Instruments Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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
                                                 PRELIMINARY PROXY STATEMENT


                        NATIONAL INSTRUMENTS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1998

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of National Instruments Corporation, a Delaware corporation (the "Company"), will be held on May 12, 1998, at 9:00 a.m. local time, at the Holiday Inn Northwest Plaza, 8901 Business Park Drive, Austin, Texas, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect two directors to the Board of Directors for a term of three years;

     2. To approve the amendment and restatement of Company's Certificate of Incorporation for the purpose of increasing the authorized number of shares of Common Stock by 120,000,000 shares;

     3. To ratify the appointment of Price Waterhouse LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 20, 1998, are entitled to receive notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Stockholders attending the meeting may vote in person even if they have returned a Proxy.

                                          Sincerely,

                                          DAVID G. HUGLEY
                                          Secretary

Austin, Texas
April 3, 1998

                                                 PRELIMINARY PROXY STATEMENT


                        NATIONAL INSTRUMENTS CORPORATION

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of National Instruments Corporation, a Delaware corporation (the "Company"), for use at its 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 12, 1998, at 9:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Holiday Inn Northwest Plaza, 8901 Business Park Drive, Austin, Texas. The Company's principal executive offices are located at 6504 Bridge Point Parkway, Austin, Texas 78730. The Company's telephone number is (512) 338-9119.

     These proxy solicitation materials were mailed on or about April 3, 1998 to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on March 20, 1998 (the "Record Date"), are entitled to receive notice of and vote at the meeting. On the Record Date, 32,751,678 shares of the Company's Common Stock, $.01 par value, were issued and outstanding. All share amounts in this Proxy Statement have been restated to give effect to the 3-for-2 stock split which occurred as of November 12, 1997. For information regarding holders of more than five percent of the outstanding Common Stock, see "Election of Directors -- Security Ownership."

REVOCABILITY OF PROXIES

     Proxies given pursuant to this solicitation may be revoked at any time before they have been used. Revocation will occur by delivering a written notice of revocation to the Company or by duly executing a proxy bearing a later date. Revocation will also occur if the individual attends the meeting and votes in person.

VOTING AND SOLICITATION

     Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. In the election of directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

     The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or by telefax.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals which are intended to be presented at the Company's 1999 Annual Meeting must be received by the Company no later than December 4, 1998 in order to be included in the proxy statement and form of proxy for that meeting.

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors is divided into three classes, with the term of office of one class expiring each year. The Company currently has seven directors with one director in one class and three directors in two classes. The term of office of director Gerald T. Olson expires at the 1998 Annual Meeting. Mr. Olson is not standing for reelection at the 1998 Annual Meeting. Dr. James
J. Truchard and William C. Nowlin, Jr., whose terms of office expire at the 2000 and 1999 Annual Meetings, respectively, have tendered their resignations from the Board of Directors to take effect immediately prior to the 1998 Annual Meeting. Dr. Truchard and Mr. Nowlin will stand for re-election to the Board of Directors at the 1998 Annual Meeting. The terms of office of directors L. Wayne Ashby and Dr. Donald M. Carlton expire at the 1999 Annual Meeting, and the terms of office of directors Jeffrey L. Kodosky and Dr. Ben G. Streetman expire at the 2000 Annual Meeting. At the 1998 Annual Meeting, stockholders will elect two directors for a term of three years. After the election at the 1998 Annual Meeting, there will be six directors, with two directors in each of the three classes.

VOTE REQUIRED

     The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in the election of directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of directors in this manner. Cumulative voting is not permitted by the Company's Certificate of Incorporation.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES LISTED BELOW.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

     The following sets forth information concerning the nominees for election as directors at the Annual Meeting, including information as to each nominee's age as of the Record Date, position with the Company and business experience.

                                                                         DIRECTOR
        NAME OF NOMINEE           AGE    POSITION/PRINCIPAL OCCUPATION    SINCE
        ---------------           ---    -----------------------------   --------
Dr. James J. Truchard             54    Chairman of the Board of           1976
                                        Directors and President of the
                                        Company
William C. Nowlin, Jr.(1)(2)(3)   49    Director                           1976

---------------
(1) Member of Nominating and Governance Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

     James J. Truchard, Ph.D., co-founded the Company in 1976 and has served as its President and Chairman of the Board of Directors since inception. From 1963 to 1976 Dr. Truchard was the Managing Director of the Acoustical Measurements Division at the Applied Research Laboratories ("ARL"), The University of Texas, Austin ("UT Austin"). Dr. Truchard received his Ph.D. in Electrical Engineering, his MS in Physics and his BS in Physics, all from UT Austin.

     William C. Nowlin, Jr. co-founded the Company in 1976 and has served as a director since inception. Mr. Nowlin served as the Company's Chief Quality Officer and Secretary until January 1996. Prior to that time, his positions with the Company included Treasurer, Vice President of Engineering, Sales Manager and Vice President of Special Projects. Mr. Nowlin received his MS in Electrical Engineering and his BS in Electrical Engineering, both from UT Austin.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

     The following sets forth information concerning the directors whose terms of office continue after the Annual Meeting, including information as to each director's age as of the Record Date, position with the Company and business experience.

                                                                        DIRECTOR
       NAME OF DIRECTOR         AGE    POSITION/PRINCIPAL OCCUPATION     SINCE
       ----------------         ---    -----------------------------    --------
Jeffrey L. Kodosky(1)           48    Director; Vice President,           1976
                                      Research and Development of the
                                      Company
Dr. Ben G. Streetman(1)(2)(3)   58    Dean, College of Engineering at     1997
                                      The University of Texas at
                                      Austin
L. Wayne Ashby                  58    Director                            1977
Dr. Donald M. Carlton(1)(3)     60    President and Chief Executive       1994
                                      Officer of Radian International
                                      LLC

---------------
(1) Member of Nominating and Governance Committee

(2) Member of Compensation Committee

(3) Member of Audit Committee

     Jeffrey L. Kodosky co-founded the Company in 1976 and has been a director since that time. He was appointed Vice President of the Company in 1978 and has served as Vice President, Research and Development since 1980. Prior to 1976, he was employed at ARL, UT Austin. Mr. Kodosky received his BS in Physics from Rensselaer Polytechnic Institute.

     Ben G. Streetman, Ph.D., has been a member of the Company's Board of Directors since 1997 and is the Dean of the College of Engineering at UT Austin, as well as Professor of Electrical and Computer Engineering, Dula D. Cockrell Centennial Chair in Engineering, and Henry E. Singleton Research Fellow at IC2 Institute. From 1984 to 1996, Dr. Streetman served as Director of the Microelectronics Research Center at UT Austin. Dr. Streetman received his BS, MS, and Ph.D. in Electrical Engineering, all from UT Austin. Dr. Streetman is currently a director of Global Marine Corporation, a publicly traded company.

     L. Wayne Ashby has been a member of the Company's Board of Directors since 1977. From January 1983 until August 1995, Mr. Ashby served as Program Manager and as Division Head of the U.S. Navy's Electronic Warfare Programs at ARL, UT Austin. From 1964 to 1980, Mr. Ashby worked at ARL in various positions including Research Engineer, Project Leader and Division Head. Mr. Ashby was Vice President, Special Projects at the Company from 1980 to 1983. Mr. Ashby received his BS in Electrical Engineering and his MS in Electrical Engineering, both from UT Austin.

     Donald M. Carlton, Ph.D., has been a member of the Company's Board of Directors since 1994. Since February 1996, Dr. Carlton has served as the President and Chief Executive Officer of Radian International LLC, and from 1969 until January 1996, Dr Carlton served as President and Chairman of the Board of Radian Corporation, both of which are environmental engineering firms. Dr. Carlton received his BS in Chemistry from the University of St. Thomas and his Ph.D. in Chemistry from UT Austin. Dr. Carlton is currently a director of the following publicly traded companies: Central & Southwest Corporation and Concert Investment Series Fund.

     There is no family relationship between any director of the Company.

SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of the Record Date (i) by each of the executive officers named in the table under "Executive Compensation -- Summary Compensation Table," (ii) by each director and nominee, (iii) by all current directors and executive officers as a group and (iv) by all persons known to the Company, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, to be the beneficial owners of more than 5% of the Company's Common Stock:

                                                                   APPROXIMATE
                                               NUMBER OF       PERCENTAGE OF TOTAL
         NAME OF PERSON OR ENTITY             SHARES (1)          VOTING POWER
         ------------------------           ---------------    -------------------
Dr. James J. Truchard (2).................        8,936,074           27.3%
  6504 Bridge Point Parkway
  Austin, Texas 78730
Jeffrey L. Kodosky (3)....................        3,969,410           12.1%
  504 Bridge Point Parkway
  Austin, Texas 78730
Gail T. Kodosky (4).......................        3,237,410            9.9%
  6504 Bridge Point Parkway
  Austin, Texas 78730
William C. Nowlin, Jr (5).................        1,787,904            5.5%
  6504 Bridge Point Parkway
  Austin, Texas 78730
L. Wayne Ashby (6)........................        2,232,540            6.8%
  5512 Cuesta Verde Drive
  Austin, Texas 78746
Warburg Pincus Asset Management,
  Inc.(7).................................        1,740,199            5.3%
  466 Lexington Avenue
  New York, New York 10017
Peter Zogas, Jr.(8).......................           42,156              *
Carsten Thomsen (9).......................           23,917              *
Timothy R. Dehne (10).....................           35,336              *
Gerald T. Olson (11)......................          364,583            1.1%
Dr. Donald M. Carlton (12)................           10,005              *
Dr. Ben G. Streetman (13).................            5,750              *
All executive officers and directors as a
  group
  (14 persons) (14).......................       17,430,008           53.2%

---------------

  *  Represents less than 1% of the outstanding shares of Common Stock.

 (1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Includes 810,000 shares held by a trust for which Dr. Truchard is the trustee and 90,000 shares held by a corporation of which Dr. Truchard is president.

 (3) Includes an aggregate of 732,000 shares held in two trusts for the benefit of Mr. Kodosky's daughters for which Mr. Kodosky is the trustee; includes an aggregate of 226,500 shares held by a corporation of which Mr. Kodosky is president and his wife, Gail T. Kodosky is secretary; includes 75,000 shares held by a trust for the benefit of Mr. Kodosky and his wife; and includes 1,469,455 shares owned by his wife. Mr. Kodosky disclaims beneficial ownership of the shares owned by his wife.

 (4) Includes 226,500 shares held by a corporation of which Ms. Kodosky is secretary and her husband, Jeffrey L. Kodosky is president; includes 75,000 shares held by a trust for the benefit of Ms. Kodosky and her husband; and includes 1,466,455 shares owned by her husband. Ms. Kodosky disclaims beneficial ownership of the shares owned by her husband.

 (5) Includes 39,000 shares held in trusts for the benefit of Mr. Nowlin's daughters, all of which shares Mr. Nowlin disclaims beneficial ownership of; includes 24,308 shares held in a trust for the benefit of Mr. Nowlin's mother for which Mr. Nowlin is the trustee, all of which shares Mr. Nowlin disclaims beneficial ownership of; includes 24,307 shares held by a trust for the benefit of Mr. Nowlin and his sister; and includes 258 shares subject to options exercisable on or before May 19, 1998.

 (6) Includes 651 shares subject to options exercisable on or before May 19, 1998.

 (7) The information as to beneficial ownership is based on a Schedule 13G filed with the Securities and Exchange Commission on January 16, 1998, reflecting its beneficial ownership of Common Stock as of January 13, 1998. The
     Schedule 13G states that Warburg Pincus Asset Management, Inc. ("Warburg") has sole dispositive power with respect to 1,740,199 shares of Common Stock, sole voting power with respect to 1,271,499 shares of Common Stock and shared voting power with respect to 412,100 shares of Common Stock.

 (8) Includes 16,438 shares subject to options exercisable on or before May 19, 1998.

 (9) Includes 17,304 shares subject to options exercisable on or before May 19, 1998.

(10) Includes 16,555 shares subject to options exercisable on or before May 19, 1998.

(11) Includes 37,915 shares held by a trust for which Mr. Olson is the trustee; includes 651 shares subject to options exercisable on or before May 19, 1998.

(12) Includes 4,005 shares subject to options exercisable on or before May 19, 1998.

(13) Includes 5,000 shares subject to options exercisable on or before May 19, 1998.

(14) Includes 15,011 shares subject to options exercisable on or before May 19, 1998.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of ten meetings during 1997. During 1997, the Board of Directors had an Audit Committee and a Compensation Committee. In December 1997, the Board established a Nominating and Governance Committee.

     The Audit Committee, which currently consists of directors Donald M. Carlton, William C. Nowlin, Jr., and Ben G. Streetman, met four times during 1997. The Audit Committee recommends to the Board of Directors the engagement of the company's independent accountants, reviews with such accountants the plan, scope and results of their examination of the consolidated financial statements and determines the independence of such accountants.

     The Compensation Committee, which currently consists of directors Gerald T. Olson, William C. Nowlin Jr., and Ben G. Streetman met seven times during 1997. The Compensation Committee sets the level of compensation of executive officers and advises management with respect to compensation levels for key employees. The Compensation Committee also administers the Company's 1994 Incentive Plan and Employee Stock Purchase Plan.

     The Nominating and Governance Committee, which currently consists of directors Donald M. Carlton, Jeffrey L. Kodosky, Gerald T. Olson, Ben G. Streetman and William C. Nowlin, Jr., did not meet during 1997. The Nominating and Governance Committee recommends to the Board of Directors the selection criteria for board members, compensation of outside directors, appointment of board committee members and committee chairmen and develops board governance principles.

     No director attended fewer than 75% of the total number of meetings of the Board of Directors or the total number of meetings held by all committees of the Board of Directors on which he served.

BOARD COMPENSATION

     Non-employee directors are paid a $10,000 annual retainer ($12,000 for committee chairs), $1,000 for each Board meeting attended in person, $750 ($1,000 for committee chairs) for each committee meeting attended in person, $150 for each Board or committee meeting attended telephonically, and reimbursement of out-of-town travel expenses. Prior to March 1997, non-employee directors were also entitled to receive options (exercisable at fair market value of the date of grant) to purchase 1350 shares of Common Stock upon joining the Board, and for 675 shares on June 1st of each year. As of the date of this Proxy Statement, non-employee directors no longer receive automatic option grants although they may still exercise options previously granted to them and are currently eligible to receive discretionary option grants under the terms of the Company's Amended and Restated 1994 Incentive Plan. Employee directors of the Company do not receive any additional compensation for services provided as a director.

EXECUTIVE OFFICERS

     The following sets forth information concerning the persons currently serving as executive officers of the Company, including information as to each executive officer's age as of the Record Date, position with the Company and business experience.

NAME OF EXECUTIVE OFFICER  AGE                      POSITION
-------------------------  ---                      --------
Dr. James J. Truchard      54    Chairman of the Board of Directors and
                                 President
Jeffrey L. Kodosky         48    Vice President, Research and Development and
                                 Director
Carsten Thomsen            48    Vice President, Engineering
Timothy R. Dehne           32    Vice President, Marketing
Peter Zogas, Jr.           37    Vice President, Sales
Mark A. Finger             40    Vice President, Human Resources
Ruben Reynoso-Mangin       50    Vice President, Manufacturing
Alexander M. Davern        31    Chief Financial Officer and Treasurer
David G. Hugley            34    Secretary, General Counsel

     See "Election of Directors" for additional information with respect to Dr. Truchard and Mr. Kodosky.

     Carsten Thomsen joined the Company in November 1993 as Director of Engineering and became Vice President, Engineering in May 1994. Mr. Thomsen was formerly employed by Bruel & Kjaer (Denmark), an instrumentation manufacturer, from 1983 to 1993, serving as Engineering Manager from 1983 to 1991, Manager of the Test Systems Division from 1991 to 1992 and as Manager of the Condition Monitoring Systems Division from 1992 to 1993. Mr. Thomsen received his BA in Math and Physics from Andrews University.

     Timothy R. Dehne joined the Company in 1987 and is currently Vice President, Marketing. He previously served as the Company's Vice President, Strategic Marketing, Strategic Marketing Manager, GPIB Marketing Manager, GPIB Product Manager and as an Applications Engineer. Mr. Dehne received his BS in Electrical Engineering from Rice University.

     Peter Zogas, Jr., joined the Company in 1985 and is currently Vice President, Sales. He served as the Company's National Sales Manger from July 1992 until his appointment as Vice President, Sales in July 1996. Earlier positions with the Company include Business Development Manager, Regional Sales Manager, and Sales Engineer. Prior to joining the Company, Mr. Zogas worked as an engineer at Texas

Instruments and, prior to that, at AT&T. Mr. Zogas received his BS in Electrical Engineering from Drexel University. He is co-holder of one patent on multichip packaging issued in 1986.

     Mark A. Finger joined the Company in August 1995 as Director of Human Resources and became Vice President, Human Resources in December 1996. Prior to joining the Company, Mr. Finger was employed by Rosemount Inc. and Fisher Rosemount Systems Inc., from 1981 to 1995. Positions held at Rosemount include Human Resources Manager, Staffing Manager, Senior Human Resources Representative, Compensation and Benefits Specialist and Staffing Specialist. Mr. Finger received his BS in Marketing from St. Cloud University.

     Ruben Reynoso-Mangin joined the Company in February 1997 as Vice President of Manufacturing. Prior to joining the Company, Mr. Reynoso-Mangin was employed by 3M Corporation from 1972 to 1997. Positions held at 3M Corporation include Plant Manager, Plant Quality Manager, Technology Manager, and Product Manager. Mr. Reynoso-Mangin received his BS in BSIE from the California State Polytechnic University.

     Alexander M. Davern joined the Company as International Controller in February 1994 and served as Corporate Controller until July 1997, when he became Acting Chief Financial Officer. Mr. Davern was appointed Chief Financial Officer and Treasurer in December 1997. Prior to joining the Company, Mr. Davern worked both in Europe and in the United States for the international accounting firm of Price Waterhouse, LLP. Mr. Davern received his BBA and a master's degree in professional accounting from University College in Dublin, Ireland.

     David G. Hugley joined the Company in 1991 as General Counsel and currently also serves as Secretary of the Company. Mr. Hugley received his BBA and JD from UT Austin and is a licensed attorney in Texas.

EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table shows the compensation paid by the Company during the years ended December 31, 1997, 1996 and 1995 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                          SECURITIES
                                                ANNUAL COMPENSATION       UNDERLYING
                                                --------------------       OPTIONS          ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR   SALARY     BONUS(1)    (# OF SHARES)    COMPENSATION(2)
      ---------------------------         ----  ---------   --------    --------------   ---------------
Dr. James J. Truchard                     1997  $195,797    $39,159             --           $5,050
  Chairman of the Board and President     1996   195,797     53,299(3)          --            5,000
                                          1995   195,797     29,291             --            4,870
Jeffrey L. Kodosky                        1997  $140,411    $28,082             --           $  300
  Vice President, Research and            1996   147,008     38,516             --            2,150
  Development                             1995   143,051     21,400             --            1,862
Carsten Thomsen                           1997  $161,004    $32,950(4)      17,250           $5,050
  Vice President, Engineering             1996   149,260     39,106         17,100            4,728
                                          1995   140,676     21,405         16,950            3,596

Peter Zogas, Jr.                          1997  $143,121    $28,624         16,950           $5,050
  Vice President, Sales                   1996   128,352     33,628         16,800            4,764
                                          1995   149,290     14,559(5)      15,900            4,657

Timothy R. Dehne                          1997  $127,250    $26,450(6)      16,800           $4,118
  Vice President, Marketing               1996   111,524     29,219         16,500            3,570
                                          1995    94,703     14,168         16,350            3,391

---------------
(1) Bonus amounts for 1997, 1996 and 1995 include bonus amounts paid in fiscal 1998, 1997 and 1996, respectively, for services rendered in fiscal 1997, 1996 and 1995, respectively.
(2) Represents Company contributions to the Company's 401(k) plan on behalf of the Named Executive Officers and the full dollar value of premiums paid by the Company for term life insurance on behalf of the Named Executive Officers for 1997, 1996 and 1995. Mr. Kodosky did not participate in the Company's 401(k) plan in 1997.
(3) Includes a non-cash bonus with a fair market value of $2,000 on the date such bonus was paid.
(4) Includes an award of $750 paid to Mr. Thomsen upon issuance of a patent.
(5) Includes an award of $1,417 paid to Mr. Zogas upon his completion of ten years of service with the Company.
(6) Includes an award of $1,000 paid to Mr. Dehne upon his completion of ten years of service with the Company.

     Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended December 31, 1997 to each Named Executive Officer.

                                                                                         POTENTIAL REALIZABLE
                                                           INDIVIDUAL GRANTS               VALUE AT ASSUMED
                                                  ------------------------------------      ANNUAL RATES OF
                                                  % OF TOTAL                                  STOCK PRICE
                                                    OPTIONS                                  APPRECIATION
                                                  GRANTED TO    EXERCISE                  FOR OPTION TERM(1)
                                        OPTIONS    EMPLOYEES    OR BASE    EXPIRATION    ---------------------
                 NAME                   GRANTED     IN FY97      PRICE        DATE        5% ($)      10% ($)
                 ----                   -------   -----------   --------   -----------   ---------   ---------
Dr. James J. Truchard.................      --         --            --           --           --          --
Jeffrey L. Kodosky....................      --         --            --           --           --          --
Carsten Thomsen.......................   2,250(2)     0.2%       $21.67      3/19/07     $ 30,633    $ 77,707
                                        15,000(3)     1.2%       $21.67      3/19/07     $204,422    $518,046
Peter Zogas, Jr.......................   1,950(2)     0.2%       $21.67      3/19/07     $ 26,575    $ 67,346
                                        15,000(3)     1.2%       $21.67      3/19/07     $204,422    $518,046
Timothy R. Dehne......................   1,800(2)     0.1%       $21.67      3/19/07     $ 24,531    $ 62,166
                                        15,000(3)     1.2%       $21.67      3/19/07     $204,422    $518,046

---------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission ("SEC") and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company does not believe that any formula will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2) These options vest as to 1/60th of the shares per month after the date of grant.
(3) These options vest as to 1/120th of the shares per month after the date of grant, subject to acceleration based upon Company financial performance.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth, for each of the Named Executive Officers, the year-end value of unexercised options. No stock options were exercised by any Named Executive Officer during the fiscal year ended December 31, 1997.

                                                                             VALUE (1) OF UNEXERCISED
                                        NUMBER OF UNEXERCISED                      IN-THE MONEY
                                         OPTIONS AT YEAR-END:                  OPTIONS AT YEAR-END:
                                  ----------------------------------    ----------------------------------
              NAME                EXERCISABLE(#)    UNEXERCISABLE(#)    EXERCISABLE($)    UNEXERCISABLE($)
              ----                --------------    ----------------    --------------    ----------------
Dr. James J. Truchard...........          --                 --                  --                 --
Jeffrey L. Kodosky..............          --                 --                  --                 --
Carsten Thomsen.................      12,653             38,647            $211,769           $510,331
Peter Zogas, Jr.................      11,926             37,724            $198,638           $496,261
Timothy R. Dehne................      12,046             37,604            $201,607           $496,192

---------------
(1) Based on a fair market value of $29.00, which was the closing price of the Company's Common Stock on December 31, 1997, as reported on the NASDAQ Stock Market.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1997, the Compensation Committee consisted of Directors Gerald T. Olson, Dr. Peter T. Flawn, Mr. William C. Nowlin, Jr. and Dr. Ben G. Streetman. Dr. Flawn's term of office as a member of the Board expired on May 13, 1997 and, accordingly, Dr. Flawn's participation in the Compensation Committee ceased as of that date. Dr. Streetman was appointed to the Compensation Committee on June 18, 1997. Mr. Olson was an executive officer of the Company from 1980 to 1983. Dr. Truchard may participate in the deliberations of the Compensation Committee with respect to the compensation of the Company's executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were satisfied except as described in the following paragraph.

     Mr. Nowlin did not timely file three Forms 4 reporting an aggregate of eight sales of the Company's common stock by trusts for the benefit of Mr. Nowlin's daughters, all of which transactions were reported on a Form 5; Mr. Ashby filed a late Form 4 reporting a sale of the Company's common stock. Dr. Streetman filed a late Form 3 reporting his holdings of the Company's common stock.

PERFORMANCE GRAPH

     The following line graph compares the cumulative total return to stockholders of the Company's Common Stock from March 13, 1995 (the date of the Company's initial public offering) to December 31, 1997 to the cumulative total return over such period of (i) Nasdaq Composite Index and (ii) H&Q Total Return Technology Index. The graph assumes that $100 was invested on March 13, 1995 in the Company's common stock at its initial public offering price of $14.50 per share and in each of the other two indices and the reinvestment of all dividends, if any.

     The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into any such filing. The graph is presented in accordance with SEC requirements. Stockholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future performance.

                                        National
        Measurement Period             Instruments      Nasdaq Composite    H&Q Total Return
      (Fiscal Year Covered)            Corporation            Index         Technology Index
3/13/95                                    100                 100                 100
12/31/95                                   140                 132                 136
12/31/96                                   221                 161                 163
12/31/97                                   300                 199                 196

REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     The Compensation Committee, comprised of directors Olson, Nowlin and Streetman is responsible for recommending to the Board of Directors the compensation programs and levels of pay for executive officers. The Committee also advises management on pay programs and levels for other employees. The Committee regularly retains an independent compensation consulting firm to provide analyses of competitive industry pay levels and practices, and to advise the Committee on appropriate pay levels for the Company.

     Compensation Philosophy and Objectives. The Company's basic philosophy is to align executive compensation with increases in stockholder value through growth in sales and operating profits. Primarily, this is accomplished through the use of stock options, which provide compensation in direct proportion to increases in stockholder value, and profit sharing. In addition, the Company believes it is important to emphasize teamwork and active participation by all employees. This is accomplished through providing options to essentially all full-time, exempt domestic employees and similarly situated international employees, and through cash incentives, through which both executives and employees receive cash bonuses based on company-wide financial goals. Finally, it is the Company's philosophy that no special perquisites should be provided to senior executives.

     Executive Compensation Programs. The Company's executive compensation programs consist of three principal elements: base salary, cash bonus and stock options. The Company emphasizes incentive compensation in the form of stock options and bonuses, rather than base salary. The Compensation Committee has adopted a guideline that executives should be paid competitive base salaries. The Board of Directors sets the annual base salary for executives after consideration of the recommendations of the Compensation Committee. Prior to making its recommendations, the Compensation Committee reviews historical compensation levels of the executives, evaluations of past performance, assessments of expected future contributions of the executives, competitive pay levels and programs provided by other comparable companies, and pay practices in general industry. In making its determinations, the Committee does not utilize any particular indices or formulae to arrive at each executive's recommended pay level.

     For many years, the Company has maintained a cash bonus plan under which executive officers participate. In recent years, this plan provided for a target incentive to be paid based on achieving pre-determined levels of revenue growth and profitability. For fiscal 1997, 1996 and 1995 these goals were 40% revenue growth and 18% operating profit as a percent of revenue, the same goals as for all other employees. At the end of each year, actual results for the Company are compared to these targets and executive bonuses are based on actual Company performance in relation to these factors. If there is no growth or no profitability, no cash bonuses are payable to executive officers. Individual performance is not considered in determining the bonus of individual officers, except for the Vice President, Sales, who is eligible for a separate sales commission program. The growth and profitability performance measures were approved by the Board of Directors.

     Total compensation for executive officers also includes long-term incentives in the form of stock options, which are generally provided through initial stock option grants at the date of hire and periodic additional stock option grants. Stock options are instrumental in promoting the alignment of long-term interests between the Company's executive officers and stockholders due to the fact that executives realize gains only if the stock price increases over the fair market value at the date of grant and the executives exercise their options. In determining the amount of such grants, the Committee evaluates the job level of the executive, responsibilities of the executive, and competitive practices in the industry. All options are granted at 100% of fair market value at the date of grant. Options vest over a period of five years (in the case of options awarded to all employees) to ten years, subject to acceleration based on Company performance (in case of special option grants to executives). The long-term value realized by executives through option exercises can be directly linked to the enhancement of stockholder value.

     Chief Executive Officer Compensation. While the Board was highly pleased with Dr. Truchard's performance in 1997, at his request, the Chief Executive Officer's base salary was not changed during the fiscal year and he received no stock options. Based on the same formula applied to other executive officers, Dr. Truchard's bonus for 1997 was $39,399, based on the Company's revenue growth of 20% and its profit percentage of 20.7%. Dr. Truchard is the Company's largest stockholder with an ownership of 27.3% of the Company's stock.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), imposes a limit on tax deductions for annual compensation in excess of one million dollars paid by a corporation to its chief executive officer and the other four most highly compensated executive officers of a corporation. None of the compensation paid by the Company in fiscal 1997 was subject to the limitation on deductibility. The Compensation Committee will continue to assess the impact of Section 162(m) of the Code on its compensation practices and determine what further action, if any, is appropriate.

                                          Respectfully Submitted,

                                          GERALD T. OLSON
                                          WILLIAM C. NOWLIN, JR.
                                          BEN G. STREETMAN

                    APPROVAL OF AMENDMENT AND RESTATEMENT OF
           CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES

GENERAL

     The Company's Certificate of Incorporation as currently in effect (the "Certificate"), provides that the Company is authorized to issue two classes of stock, consisting of 60,000,000 shares designated as Common Stock, $.01 par value per share, and 5,000,000 shares designated as Preferred Stock, $.01 par value per share.

     The Board of Directors of the Company has authorized amendment and restatement of the Certificate, subject to stockholder approval, to increase the authorized number of shares of Common Stock by 120,000,000 shares, bringing the total authorized Common Stock up to 180,000,000 shares. Under the proposed amendment and restatement, the first paragraph of Article Fourth of the Certificate would be amended and restated to read as follows:

          "Fourth: The total number of shares of stock which the Corporation shall have authority to issue is one-hundred and eighty-five million (185,000,000) shares of capital stock, classified as (i) five million (5,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (ii) one-hundred and eighty million (180,000,000) shares of common stock, par value $.01 per share ("Common Stock")."

     The stockholders are being asked to approve such amendment. The proposed amendment would give the Board the authority to issue additional shares of Common Stock without requiring future stockholder approval of such issuances, except as may otherwise be required by applicable law.

     Of the 60,000,000 currently authorized shares of Common Stock, 32,751,678 shares of Common Stock were issued and outstanding as of March 20, 1998 (the Record Date for the 1998 Annual Meeting). In addition, as of such date, approximately 3,916,959 shares were reserved for issuance upon exercise of outstanding options; and approximately 5,284,174 shares were reserved for future grant under the Company's 1994 Incentive Plan and Employee Stock Purchase Plan. Accordingly, as of March 20, 1998, the Company had 18,047,189 shares of authorized but unissued and unreserved Common Stock available for issuance.

PURPOSE AND EFFECT OF THE AMENDMENT

     The principal purpose of this proposed amendment and restatement of the Company's Certificate of Incorporation to increase the authorized shares of Common Stock is to make such shares available for use by the Board of Directors as it deems appropriate or necessary. For example, such shares may be needed in connection with future stock dividends or splits, raising additional capital through the sale of the Company's securities, providing options or other stock incentives to the Company's employees, consultants or others, acquisition of another company or its business or assets, or establishing a strategic relationship with a corporate partner.

     The Board of Directors has no present agreement, arrangement, plan or understanding with respect to the issuance of any such shares of Common Stock. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law. Holders of the Company's securities as such have no statutory preemptive rights with respect to issuances of Common Stock.

     The increase in authorized Common Stock will not have any immediate effect on the rights of existing stockholders. To the extent that the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing stockholders.

POTENTIAL ANTI-TAKEOVER EFFECT

     The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change-in-control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change-in-control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Company has previously adopted certain measures that may have the effect of helping to resist an unsolicited takeover attempt, including provisions in the Company's 1994 Incentive Plan permitting the acceleration of exercisability of outstanding options in the event of a sale of assets or merger and provisions of the Certificate authorizing the Board to issue up to 5,000,000 shares of Preferred Stock, the terms, provisions and rights of which may be fixed by the Board without stockholder action or approval.

VOTE REQUIRED

     The affirmative votes of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date will be required to approve the amendment and restatement of the Certificate of Incorporation. The effect of an abstention is the same as that of a vote against the proposal. If the amendment is not approved, the Company's authorized capital stock will not change.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

STOCK PRICE

     The closing price of the Company's Common Stock on the Record Date, as reported on the NASDAQ Stock Market, was $34.875.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Management has selected Price Waterhouse LLP, independent accountants to audit the books, records and accounts of the Company for the current fiscal year ending December 31, 1998. Price Waterhouse LLP has audited the Company's financial statements since the fiscal year ended December 31, 1993.

     The affirmative vote of the holders of a majority of the Company's Common Stock represented and voting at the meeting will be required to approve and ratify the Board's selection of Price Waterhouse LLP. The Board of Directors recommends voting "FOR" approval and ratification of such selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     A representative of Price Waterhouse LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          DAVID G. HUGLEY
                                          Secretary

Austin, Texas
April 3, 1998

                                                                      1389-PS-98

                                                                         ANNEX A

                                   DETACH HERE

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        NATIONAL INSTRUMENTS CORPORATION
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 12, 1998


P                 The undersigned stockholder of NATIONAL INSTRUMENTS
         CORPORATION, a Delaware corporation, hereby acknowledges receipt of the
R Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 3, 1998, and 1997 Annual Report to Stockholders and hereby
O appoints Dr. James J. Truchard and William C. Nowlin, Jr., and each of them, proxies and attorneys-in- fact, with full power of substitution,
X on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of NATIONAL
Y INSTRUMENTS CORPORATION to be held on May 12, 1998 at 9:00 a.m., local time, at the Holiday Inn Northwest Plaza, 8901 Business Park Drive, Austin, Texas 78730, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT ACCOUNTANTS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                        ---------------------
CONTINUED AND TO BE SIGNED ON THE REVERSE                 SEE REVERSE SIDE
                                                        ---------------------

                                   DETACH HERE

[X]  Please mark
     votes as in
     this example.

1.   ELECTION OF DIRECTORS:
Nominees: Dr. James J. Truchard, William C. Nowlin, Jr.

                  FOR              WITHHELD
                  /  /               /  /

                                                  MARK HERE
                                                  FOR ADDRESS
                                                  CHANGE AND
/  / __________________________________           NOTE BELOW     /  /
     (if you wish to withhold authority
     to vote for any individual nominee,
     please write that nominee's name on
     the line above)

2.   PROPOSAL TO APPROVE THE AMENDMENT TO            FOR     AGAINST     ABSTAIN
     THE COMPANY'S CERTIFICATE OF INCORPORATION
     TO INCREASE THE AUTHORIZED NUMBER OF SHARES     /  /      /  /        /  /
     OF COMMON STOCK BY 120,000,000 SHARES TO
     180,000,000 SHARES:

3.   PROPOSAL TO RATIFY THE APPOINTMENT              FOR     AGAINST     ABSTAIN
     OF PRICE WATERHOUSE LLP AS THE
     INDEPENDENT ACCOUNTANTS OF THE                  /  /      /  /        /  /
     COMPANY FOR FISCAL 1998:

4. TO TRANSACT SUCH OTHER BUSINESS, IN THEIR DISCRETION, AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.


Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his, her or its name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign).

Signature:___________________________  Date:______________

Signature:___________________________  Date:______________

                                     ANNEX B

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                        NATIONAL INSTRUMENTS CORPORATION

         National Instruments Corporation (hereinafter called the
"Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         1. That the Board of Directors of the Corporation has determined that it is advisable and in the best interests of the Corporation that the Certificate of Incorporation of the Corporation be hereby amended by deleting the current text of the first paragraph of Article FOURTH in its entirety and by substituting in lieu thereof the following:

                  "FOURTH: The total number of shares of capital stock which the Corporation shall have the authority to issue is one-hundred and eighty-five million (185,000,000) shares of capital stock, classified as (i) five million shares (5,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (ii) one-hundred and eighty million (180,000,000) shares of common stock, par value $.01 per share ("Common Stock")."

         2. That upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a majority of all the shares of capital stock entitled to vote as a class voted in favor of such amendment.

         3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of the ____ day of May, 1998.

                                      NATIONAL INSTRUMENTS CORPORATION


                                      __________________________________________
                                      Name:
                                      Title: